UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2023

HARMONIC INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25826	77-0201147
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)
2590 Orchard Parkway
San Jose, CA 95131
(Address of principal executive offices, including zip code)

(408) 542-2500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	HLIT	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Compensatory.
Amended and Restated Change of Control Severance Agreement
On November 30, 2023, Harmonic Inc. (the “Company”) and Neven Haltmayer entered into an amended and restated Change of Control Severance Agreement (the “Amended Agreement”) that was approved by the compensation committee of the board of directors of the Company. The Amended Agreement replaces and supersedes the change of control severance agreement, as previously amended on March 20, 2018, that was entered into with Mr. Haltmayer.
1.The Amended Agreement provides that if Mr. Haltmayer’s employment with the Company is terminated as a result of an Involuntary Termination (as defined in the Amended Agreement) other than for Cause (as defined in the Amended Agreement) at any time upon or within eighteen (18) months following a Change of Control (as defined in the Amended Agreement), then Mr. Haltmayer will be entitled to receive, among other things:
•A cash payment in an amount equal to one hundred percent (100%) of Mr. Haltmayer’s base salary for the twelve (12) months preceding the Change of Control;
•A cash payment in an amount equal to the greater of (i) one hundred percent (100%) of Mr. Haltmayer’s annual target bonus, or (ii) the average of the actual bonuses paid to Mr. Haltmayer in each of the two prior years;
•Continued Company-paid health, dental and life insurance coverage for up to one year from the termination date of Mr. Haltmayer’s employment; and
•Accelerated vesting of one hundred percent (100%) of the unvested portion of any outstanding stock option, restricted stock or other equity compensation award.
The Amended Agreement further provides that, if Mr. Haltmayer’s employment is terminated as a result of an Involuntary Termination other than for Cause at any time upon or within twelve (12) months following a Video Transaction (as defined in the Amended Agreement), then Mr. Haltmayer will be entitled to receive, among other things:
•A cash payment in an amount equal to one hundred percent (100%) of Mr. Haltmayer’s base salary for the twelve (12) months preceding the Video Transaction;
•A cash payment in an amount equal to the greater of (i) one hundred percent (100%) of Mr. Haltmayer’s annual target bonus, or (ii) the average of the actual bonuses paid to Mr. Haltmayer in each of the two prior years;
•Continued Company-paid health, dental and life insurance coverage for up to one year from the termination date of Mr. Haltmayer’s employment; and
•If Mr. Haltmayer has remained continuously employed with the Company following a Video Transaction, accelerated vesting of one hundred percent (100%) of the unvested portion of any outstanding stock option, restricted stock or other equity compensation award granted prior to the date of the Video Transaction.
In the event a Video Transaction occurs and Mr. Haltmayer continues providing services to the Company through the date of the completion of the Video Transaction, then fifty percent (50%) of the then-unvested and outstanding portion of Mr. Haltmayer’s Company restricted stock units will accelerate vesting.
The Amended Agreement provides for the successor to the Company as a result of a Video Transaction to assume the obligations under the Amended Agreement. All payments and other benefits under the Amended Agreement are subject to applicable withholding obligations and Mr. Haltmayer granting a release of all claims.
The foregoing description of the Amended Agreement is qualified in its entirety by reference to the full text of the Amended Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)Exhibits.

Exhibit Number	Description
10.1	Change of Control Severance Agreement by and between Harmonic Inc. and Neven Haltmayer, as amended and restated effective November 30, 2023.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 6, 2023	HARMONIC INC.

	By:	/s/ Timothy Chu
General Counsel, SVP HR and Corporate Secretary